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                                                                    Exhibit 23.5

                         Consent of Merrill Lynch & Co.



We hereby consent to the use of our opinion letter dated November 16, 1998 to the Board of Trustees of ProLogis Trust included as Annex B to the joint proxy statement and prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Meridian Industrial Trust, Inc. with and into ProLogis Trust and to the references to such opinion in such joint proxy statement and prospectus under the captions "Summary--Opinions of Financial Advisors," "The Merger--Background of the Merger," "The Merger-- Reasons for the Merger; Recommendations of the ProLogis Board" and "The Merger-- Opinion of ProLogis' Financial Advisor" and to the inclusion of the foregoing opinion as "Annex B" to the above mentioned Joint Proxy Statement and Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the "Securities Act") or the rules and regulations of the Securities Exchange Commission thereunder (the "SEC"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the SEC thereunder.


                                  MERRILL LYNCH, PIERCE, FENNER
                                       & SMITH INCORPORATED


                                  By: /s/ Michael V. DeFelice
                                      ---------------------------
                                          Director


February 2, 1999